Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT






Board of Directors
Radica Games Limited


We consent to the incorporation by reference in Registration Statement Nos. 33-86960, 333-07000, 333-59737 and 333-61260 on Form S-8, and Registration
Statement Nos. 333-07526 and 333-79005 on Form F-3 of Radica Games Limited of our report dated February 12, 2001, relating to the consolidated balance sheet of Radica Games Limited and its subsidiaries as of December 31, 2000, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for the years ended December 31, 2000 and 1999, appearing in this Annual Report on Form 20-F of Radica Games Limited for the year ended December 31, 2001.







/S/ Deloitte Touche Tohmatsu

HONG KONG

June 11, 2002